EXHIBIT 4.4

STATEMENT OF DESIGNATION
OF
CLASS D COMMON SHARES
OF
AMREIT

ARTICLE ONE

     AmREIT (the “Trust”), pursuant to the provisions of Section 3.30 of the Texas Real Estate Investment Trust Act (the “Texas REIT Act”), hereby files this Statement of Designation of Class D Common Shares of the Trust (the “Statement”) prior to the issuance of any Class D Common Shares, such series of unissued shares having been established by a resolution duly adopted by all necessary action on the part of the Trust and the Board of Trust Managers, as provided for in the Amended and Restated Declaration of Trust, as amended (“Declaration of Trust”).

ARTICLE TWO

     The name of the Trust is AmREIT.

ARTICLE THREE

     Pursuant to the authority conferred upon the Board of Trust Managers by the Declaration of Trust and Section 3.30 of the Texas REIT Act, the Board of Trust Managers, pursuant to Section 10.20 of the Texas REIT Act, adopted a resolution establishing the Class D Common Shares of the Trust and designating the series and fixing and determining the preferences, limitations, and relative rights thereof, as set forth in the true and correct copy of the resolution attached hereto as Exhibit A (the “Designating Resolution”).

ARTICLE FOUR

     The Designating Resolution was adopted effective as of June 25, 2004.

ARTICLE FIVE

     The Designating Resolution was duly adopted by all necessary action on the part of the Trust.

     IN WITNESS WHEREOF, the undersigned officer has executed this Statement effective as of July ___, 2004.

By:
Name:    Chad C. Braun
Title:      Executive Vice President and
               Chief Financial Officer

THE STATE OF TEXAS

COUNTY OF HARRIS

     BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid, personally came and appeared CHAD C. BRAUN, in his capacity as Executive Vice President and Chief Financial Officer of AmREIT, and acknowledged to me that he executed the above and foregoing instrument on behalf of the said AmREIT, as his own free and voluntary act and deed, for the uses, purposes and considerations therein expressed.

     IN WITNESS WHEREOF, has executed these presents together with me, Notary, on this ___day of July, 2004.

NOTARY PUBLIC

My commission expires:

2

EXHIBIT A

DESIGNATING RESOLUTIONS OF
THE BOARD OF TRUST MANAGERS OF
AMREIT
June 25, 2004

Authorization of Class D Common Shares

     WHEREAS, the Board of Trust Managers of AmREIT (the “Trust”) has deemed it to be in the best interest of the Trust and its shareholders for the Trust to establish a series of common shares pursuant to the authority granted to the Board of Trust Managers in the Restated Declaration of Trust, as amended (the “Declaration of Trust”) of the Trust:

     NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority vested in the Board of Trust Managers by the Declaration of Trust, a series of common shares, par value $0.01 per share, is hereby established, and the terms of the same shall be as follows:

     A. Title. The series of preferred shares is hereby designated as the “Class D Common Shares” (the “Class D Common Shares”).

     B. Number. The maximum number of authorized shares of the Class C Shares shall be 17,000,000.

     C. Dividends. Subject to the preferential rights of any series of Preferred Shares, holders of Class D Common Shares will be entitled to receive, when, as and if declared by the Board of Trust Managers, out of funds legally available for the payment of dividends, non-cumulative cash dividends in an amount per Class D Common Share equal to $0.65 per annum. Dividends payable on the Class D Common Shares for each full monthly dividend period will be computed by dividing the annual dividend rate by twelve. Dividends with respect to the Class D Common Shares will be non-cumulative from the date of original issuance (the “Issue Date”) and will be payable monthly when, as and if the Board of Trust Managers declares a monthly dividend on the Class D Common Shares for that month in its discretion (the last day of each month being a “Dividend Payment Date”). Any dividend payable on the Class D Common Shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360 day year consisting of twelve 30 day months. Dividends will be payable to holders of record as they appear in the shares records of the Trust at the close of business on the applicable record date, which will be the nineteenth (19th) day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Trust Managers for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to the Dividend Payment Date. Holders of Series C Common Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of non-cumulative dividends, as herein provided on the Class D Common Shares. Dividends may not be paid on the Class D Common Shares unless all dividends then payable on the Trust’s class B common shares (the “Class B Common Shares”) and class C common shares (the “Class C Common Shares”) have been paid in full.

Exhibit A-1

     D. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Trust, subject to the prior rights of any series of Preferred Shares, the holders of Class D Common Shares will share pro rata, with the holders of the Trust’s class A common shares (the “Class A Common Shares”), the Class B Common Shares and the Class C Common Shares and the holders of any other series of Common Shares that rank on a parity with the Class D Common Shares as to the distribution of assets upon liquidation, the assets of the Trust remaining following the payment of all liquidating distributions payable to holders of capital shares of the Trust with liquidation rights senior to those of the common shares.

     E. Mandatory Redemption by the Trust. The Class D Common Shares will not be redeemable prior to the first anniversary of the Issue Date. On and after such first anniversary date, the Trust, at its option (to the extent the Trust has funds legally available therefor) upon not less than 30 nor more than 60 days’ written notice, may redeem the Class D Common Shares, in whole or in part, at any time or from time to time, for cash at the redemption price per share of $10.00, plus the pro rata portion of the 7.7% conversion premium, based on the number of years the shares are outstanding (for example, if the Class D Common Shares are called on the first anniversary of issuance the call price would be $10.11 per share).

     Notwithstanding the foregoing, unless the full then current monthly dividends on all Class D Common Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current monthly dividend period (without regard to whether any dividends were paid or not paid in any prior monthly dividend period), no Class D Common Shares will be redeemed unless all outstanding Class D Common Shares are simultaneously redeemed. The foregoing, however, will not prevent the purchase or acquisition of the Class D Common Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Class D Common Shares. Unless full current monthly dividends on all outstanding Class D Common Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current monthly dividend period (without regard to whether any dividends were paid or not paid in any prior monthly dividend period), the Trust will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any Class D Common Shares.

     If fewer than all of the outstanding Class D Common Shares are to be redeemed, the number of shares to be redeemed will be determined by the Trust and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (as nearly as may be practicable without creating fractional Class D Common Shares) or any other equitable method determined by the Trust.

     Class D Common Shares shall be redeemed by the Trust on the date specified in a notice to the holders of the Class D Common Shares (the “Call Date”). Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days’ prior to the redemption date. A similar notice will be mailed by the Trust, postage prepaid, not less than 30 nor more than 60 days’ prior to the redemption date, addressed to the respective holders of record of Class D Common Shares to be redeemed at their respective addresses as they appear on the shares transfer records of the Trust. No failure to give notice or

Exhibit A-2

any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any Class D Common Shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the Call Date; (2) the redemption price; (3) the number of Class D Common Shares to be redeemed; (4) the place or places where the Class D Common Shares are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed will cease to accrue on the Call Date; and (6) that any conversion rights will terminate at the close of business on the third business day immediately preceding the Call Date. If fewer than all the Class D Common Shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of Class D Common Shares to be redeemed from that holder. Notice having been given as aforesaid, from and after the Call Date (unless the Trust shall fail to issue and make available the amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the Class D Common Shares so called for redemption shall cease to accrue on the Class D Common Shares called for redemption (except that, in the case of a Call Date after a dividend record date and prior to the related Dividend Payment Date, holders of Class D Common Shares on the dividend record date will be entitled on such Dividend Payment Date to receive the dividend payable on such shares, if any), (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class D Common Shares shall cease (except the rights to receive the cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Trust shall so require and if the notice shall so state), such holders will be issued any cash (without interest thereon) for which such shares have been redeemed in accordance with such notice.

     Upon any redemption of Class D Common Shares, the Trust shall pay in cash to the holder of such shares an amount equal to the dividend accrued and unpaid for the then currently monthly dividend period only (without regard to whether any dividends were paid or not paid in any prior monthly dividend period), if any. Immediately prior to authorizing any redemption of the Class D Common Shares, and as a condition precedent for such redemption, the Trust, by resolution of the Board of Trust Managers, shall declare a mandatory dividend on the Class D Common Shares payable in cash on the Call Date in an amount equal to the dividend owed and unpaid for the then current monthly dividend period (without regard to whether any dividends were paid or not paid in any prior monthly dividend period) on the Class D Common Shares to be redeemed, if any, which amount shall be added to the redemption price. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of Class D Common Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares prior to such Dividend Payment Date. Except as provided above, the Trust shall make no payment or allowance for accrued dividends on Class D Common Shares called for redemption.

     F. Limited Optional Redemption. Subject to and upon compliance with the provisions of this Section F, at any time prior to the seventh anniversary of the Issue Date of the Class D Common Shares, any holder of Class C Common Shares who has held Class D Common Shares for not less than one year may present all or any portion (but not less than 25%) of those shares to the Trust for redemption at any time (the “Limited Put Right”). The Trust may, at its

Exhibit A-3

sole option, redeem those shares presented for redemption for cash to the extent it has sufficient funds available thereof. Notwithstanding anything to the contrary contained in this Section F, at no time during a 12-month period, may the number of Class D Common Shares redeemed by the Trust exceed 5% of the number of Class D Common Shares outstanding at the beginning of that 12-month period.

     To the extent that the Trust’s Board of Trust Managers decides to accept any shares for redemption under this Section F, the Trust will only use the following amounts for redemptions effected under this Section F: (1) the full amount of the proceeds from the sale of shares under the Trust’s dividend reinvestment plan (“Reinvestment Proceeds”) attributable to any calendar quarter may be used to redeem shares presented for redemption pursuant to his Section F during that quarter, and (2) at the sole discretion of the Trust’s Board of Trust Managers, up to $100,000 per calendar quarter of the proceeds of any public offering of the Trust’s common shares. Any amount of offering proceeds which is available for redemptions under this Section F, but which is unused in any quarter, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions under this Section F in such quarter.

     In the event there are insufficient funds to redeem all of the shares for which Limited Put Right requests have been submitted, the Trust will redeem the shares in the order in which such Limited Put Right requests have been received. A holder of Class D Common Shares whose shares are not redeemed pursuant to a Limited Put Right request due to insufficient funds can either: (1) ask that the request to redeem the Class D Common Shares be honored at such time, if any, as there are sufficient funds available for redemption of shares pursuant to this Section F (in which event the. Limited Put Right request will be retained and those shares will be redeemed before any subsequently received Limited Put Right requests are honored), or (2) withdraw his or her Limited Put Right request. A holder of Class D Common Shares will not relinquish his or her Class D Common Shares until such time as the Trust commits to redeeming such shares pursuant to this Section F.

     Any holder of Class D Common Shares who wishes to have his or her shares redeemed pursuant to this Section F must mail or deliver a written request on a form provided by the Trust and executed by such holder, its trustee or authorized agent, to the Trust or a redemption agent designated by it on such form (such person or entity, the “Redemption Agent”). The Redemption Agent at all times will be registered as a broker-dealer with the Securities and Exchange Commission and each applicable state securities commission. Within 30 days following the Redemption Agent’s receipt of such holder’s request, the Redemption Agent will forward to that holder the documents necessary to effect the redemption, including any signature guarantee the Trust or the Redemption Agent may require. The Redemption Agent will effect the redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the holder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem the shares. The effective date of any redemption under this Section F will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents.

Exhibit A-4

     Upon the Redemption Agent’s receipt of notice for redemption of shares pursuant to this Section F, the redemption price for Class D Common Shares redeemed pursuant to this Section F (the “Optional Redemption Price”) will initially be $10.00 per share. The Trust’s Board of Trust Managers may, in its sole discretion, adjust the Optional Redemption Price at any time and from time to time in its sole discretion. Any such change in the Optional Redemption Price will be effective on the 10th day after the public announcement of such change in the Optional Redemption Price. Any Class D Common Shares acquired pursuant to a redemption under this Section F will be retired and no longer available for issuance by the Trust.

     A holder of Class D Common Shares may present fewer than all of his or her shares to the Trust for redemption; provided, however, that (1) the minimum number of Class D Common Shares which must be presented for redemption pursuant to this Section F shall be at least 25% of his or her shares, and (2) if such holder retains any Class D Common Shares, he or she must retain at least $2,500 worth of such shares; provided further, that he or she must only retain $1,000 worth of Class D Common Shares if such shares are held by an Individual Retirement Plan, Keogh Plan or pension plan.

     Notwithstanding anything contained in the Section F or any other provision hereof to the contrary, the Trust’s Board of Trust Managers, in its sole discretion, may amend or suspend the redemption plan at any time it determines that any amendment or suspension is in the best interest of the Trust. The Trust’s Board of Trust Managers may suspend the redemption of shares if (1) it determines, in its sole discretion, that the redemption impairs the capital or the operations of the Trust; (2) it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical; (3) any governmental or regulatory agency with jurisdiction over the Trust so demands for the protection of the shareholders; (4) it determines, in its sole discretion, that the redemption would be unlawful; (5) it determines, in its sole discretion, that the redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of the Trust’s common shares, could cause direct or indirect ownership of shares of the Trust’s common stock to become concentrated to an extent which would prevent the Trust from qualifying as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and/or the rules and regulations promulgated thereunder; or (6) it determines, in its sole discretion, the suspension to otherwise be in the best interest of the Trust. The redemption plan will terminate, and the Trust no longer shall accept shares for redemption at such time as the Class D Common Shares become eligible to convert into Class A Common Shares.

     G. Voting Rights. Holders of the Class D Common Shares shall have the right to vote on all matters presented to common shareholders as a single class with all other holders of common shares. In any matter in which the Class D Common Shares may vote, including any action by written consent, each Class D Common Share will be entitled to one vote.

     So long as any Class D Common Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Declaration of Trust, the affirmative vote of at lease 66 2/3% of the votes entitled to be cast by the holders of the Class D Common Shares, at the time outstanding, acting as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any sale of all or substantially all of the assets of the Trust, any liquidation of the Trust or any amendment, alteration or repeal of any of the provisions of the Declaration of

Exhibit A-5

Trust or the Bylaws of the Trust that materially and adversely affects the voting powers, rights or preferences of the holders of the Class D Common Shares; provided, however, that the amendment of the provisions of the Declaration of Trust so as to authorize or create, or to increase the authorized amount of, any shares of any class or series ranking on a parity with or junior to the Class D Common Shares in the distribution of assets on any liquidation, dissolution or winding up of the Trust or in the payment of dividends shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Class D Common Shares; provided further, however, that no such vote of the holders of Class D Common Shares shall be required if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Class D Common Shares at the time outstanding.

     H. Conversion.

     Holders of Class D Common Shares shall have the right to convert all or a portion of such shares into Class A Common Shares, as follows:

          (1) Subject to and upon compliance with the provisions of this Section H, a holder of Class D Common Shares shall have the right, at such holder’s option, at any time on or after the seventh anniversary of the Issue Date of such shares, to convert such shares, in whole or in part, into fully-paid and non-assessable shares of authorized but unissued Class A Common Shares at a conversion price equal to the purchase price of the Class C Common Shares plus a 7.7% premium (the “Conversion Amount”). The number of Class A Common Shares to be issued upon conversion shall be determined by dividing the Conversion Amount by the Market Price (as defined in the Declaration of Trust) of the Class A Common Shares on the date the notice of conversion is received by the Trust; provided, however, that the right to convert Class D Common Shares called for redemption shall terminate at the close of business on the third business day immediately preceding the Call Date fixed for such redemption, unless the Trust shall default in making payment upon such redemption. All Class D Common Shares acquired through our dividend reinvestment plan will be convertible on a dollar-for-dollar basis, based on the dividends invested in such reinvestment plan shares, into our Class A Common Shares, with no premium associated with the conversion. The reinvestment plan shares will be convertible on or after the seventh anniversary of the issuance of the original Class D Common Shares, the dividends of which were used to acquire the reinvestment plan shares.

          (2) In order to exercise the conversion right, the holder of each Class D Common Share to be converted shall send, to the office of the Trust, a written notice to the Trust that the holder thereof elects to convert such share. Each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Trust, duly executed by the holder or such holder’s duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Trust demonstrating that such taxes have been paid).

     Holders of Class D Common Shares at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares of the corresponding Dividend Payment Date notwithstanding the conversion thereof following such dividend

Exhibit A-6

payment record date and prior to such Dividend Payment Date. However, Class D Common Shares surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such shares being entitled to such dividend on the Dividend Payment Date) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. Except as provided above, the Trust shall make not payment or allowance for unpaid dividends on converted shares or for dividends on the Class A Common Shares issued upon such conversion.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Class D Common Shares shall have been surrendered and such notice shall have been received by the Trust as aforesaid (and, if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Trust as above-described) and the person or persons in whose name or names any certificate or certificates for Class A Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date.

          (3) No fractional Class A Common Share shall be issued upon conversion. Instead any fractional share that would otherwise be deliverable upon the conversion of Class D Common Shares, the Trust shall pay to the holder of such share an amount in cash based upon the Market Price (as defined in the Declaration of Trust) of the Class A Common Shares.

          (4) The Conversion Amount shall be adjusted from time to time as follows:

               (i) If the Trust shall after the Issue Date (a) pay a dividend or make a distribution on any class or series of its capital stock in Class A Common Shares, (b) subdivide its outstanding Class A Common Shares into a greater number of shares, (c) combine its outstanding Class A Common Shares into a smaller number of shares or (d) issue any shares of capital stock by reclassification of its Class A Common Shares, the Conversion Amount in effect at the opening of business on the date following the date fixed for the determination of a shareholder entitled to receive such dividend or distribution or at the opening of business on the date following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Class D Common Shares thereafter surrendered for conversion shall be entitled to receive the number of Class A Common Shares (or fraction of a share) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Class D Common Shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph H(4) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph H(4)(vi) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the date next following the effective date in the case of a subdivision, combination or reclassification.

Exhibit A-7

               (ii) If the Trust shall distribute to all holders of its Class A Common Shares any shares of capital stock of the Trust (other than Class A Common Shares), evidence of its indebtedness or assets (including cash, but excluding regularly scheduled cash dividends) or rights or warrants to subscribe for or purchase any of its securities (any of the foregoing being hereinafter in this paragraph H(4)(iii) called the “Distribution”), then in each such case the Conversion Amount in effect at the opening of business on the date following the date fixed for the determination of a shareholder entitled to receive such Distribution or at the opening of business on the date following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Class D Common Shares thereafter surrendered for conversion shall be entitled to receive the number of Class A Common Shares (or fraction of a share) that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Class D Common Shares been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this paragraph H(4) shall become effective immediately after the opening of business on the day next following the record date (except as provided in paragraph H(4)(vi) below) in the case of a dividend or distribution and shall become effective immediately after the opening of business on the date next following the effective date in the case of a subdivision, combination or reclassification.

               (iii) If the Trust shall be a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, issuer or self tender offer for all or a substantial portion of the Class A Common Shares outstanding, sale of all or substantially all of the Trust’s assets or recapitalization of the Class A Common Shares, but excluding any transaction as to which paragraph (i) of this Section H(4) applies) (each of the foregoing being referred to herein as a “Transaction”), in each case as a result of which Class A Common Shares shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Class D Common Share which is not converted into the right to receive stock, securities or other property in connection with such Transaction shall thereupon be convertible into the kind and amount of shares of stock, securities and other property (including cash or any combination thereof) receivable upon consummation of such Transaction by a holder of that number of Class A Common Shares, or fraction thereof, into which one (1) Class A Common Share was convertible immediately prior to such Transaction. The Trust shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph H(4)(iii), and it shall not consent or agree to the occurrence of any Transaction until the Trust has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Class D Common Shares that will contain provisions enabling the holders of the Class D Common Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Class A Common Shares at the Conversion Amount in effect immediately prior to such Transaction. The provisions of paragraph H(4)(v) shall similarly apply to successive Transactions.

Exhibit A-8

     (iv) If:

               (1) the Trust shall authorize the granting to the holders of the Class A Common Shares of rights or warrants to subscribe for or purchase any shares of any class or series of capital stock or any other rights or warrants; or

               (2) there shall be any reclassification of the Class A Common Shares or any consolidation or merger to which the Trust is a party and for which approval of any shares of the Trust is required, or a statutory share exchange, or an issuer or self tender offer by the Trust for all or a substantial portion of its outstanding Class A Common Shares (or an amendment thereto changing the maximum number of shares sought or the amount or type of consideration being offered therefor) or the sale or transfer of all or substantially all of the assets of the Trust as an entirety; or

               (3) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Trust,

then the Trust shall cause to be mailed to each holder of Class D Common Shares at such holder’s address as shown on the stock records of the Trust, as promptly as possible, but at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (A) the record date for the payment of such dividend, distribution or rights or warrants, or, if a record date is not established, the date as of which the holders of Class A Common Shares of record to be entitled to such dividend, distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Class A Common Shares of record shall be entitled to exchange their Class A Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up or (C) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto). Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section H(4).

     (v) Whenever the Conversion Amount is adjusted as herein provided, the Trust shall promptly prepare a notice of such adjustment of the Conversion Amount setting forth the adjusted Conversion Amount and the effective date such adjustment becomes effective and shall mail such notice of such adjustment of the Conversion Amount to each holder of Class D Common Shares at such holder’s last address as shown on the stock records of the Trust.

     (vi) In any case in which this Section H(4) provides that an adjustment shall become effective on the day next following the record date for an event, the Trust may defer until the occurrence of such event (A) issuing to the holder of any Class D Common Shares converted after such record date and before the occurrence of such event the additional Class A Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Class A Common Shares issuable upon such

Exhibit A-9

conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction.

               (vii) There shall be no adjustment of the Conversion Amount in case of the issuance of any capital stock of the Trust in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section H. If any action or transaction would require adjustment of the Conversion Amount pursuant to more than one paragraph of this Section H(4)E, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

               (viii) If the Trust shall take any action affecting the Class A Common Shares, other than action described in this Section H(4), that in the opinion of the Board of Trust Managers would materially adversely affect the conversion rights of the holders of Class D Common Shares, the Conversion Amount for the Class D Common Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time as the Board of Trust Managers, in its sole discretion, may determine to be equitable under the circumstances.

               (ix) The Trust shall at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Class A Common Shares solely for the purpose of effecting conversion of the Class D Common Shares, the full number of Class A Common Shares deliverable upon the conversion of all outstanding Class D Common Shares not theretofore converted into Class A Common Shares. For purposes of this paragraph H(4)(ix), the number of Class A Common Shares that shall be deliverable upon the conversion of all outstanding Class D Common Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder.

     The Trust covenants that any Class A Common Shares issued upon conversion of the Class D Common Shares shall be validly issued, fully-paid and non-assessable.

Ratification and Authorization

     RESOLVED, that any and all acts and deeds of any officer or Trust Manager of the Trust taken prior to the date hereof on behalf of the Trust with regard to the foregoing resolutions are hereby approved, ratified and confirmed in all respects as and for the acts and deeds of the Trust; and

     FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, severally and without the necessity for joinder of any other person, authorized, empowered and directed to execute and deliver any and all such further documents and instruments and to do and perform any and all such further acts and deeds that may be necessary or advisable to effectuate and carry out the purposes and intents of the foregoing resolutions, including, but not limited to, the filing of a statement with the County Clerk of Harris County, Texas, setting forth the designations, preferences, limitations and rights of Class D Shares pursuant to Section 3.30 of the Texas REIT Act, all such actions to be performed in such manner, and all such documents and instruments to be executed and delivered in such form, as the officer performing or executing the same shall approve, the performance or execution thereof by such officer to be conclusive evidence of the approval thereof by such officer and by the Board of Trust Managers.

Exhibit A-10